Exhibit (11) under Form N-1A
                                          Exhibit 23 under 601/Reg. S-K



To the Board of Trustees and Shareholders of Blanchard Group of Funds:

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 44 to Registration Statement 33-3165 of Blanchard Group of Funds (comprising the following portfolios: Blanchard Global Growth Fund, Blanchard Flexible Income Fund, Blanchard Short-Term Flexible Income Fund, Blanchard Tax-Free Bond Fund and Blanchard Asset Allocation Fund) of our reports dated November 7, 1997 appearing in the Annual Reports to Shareholders of Blanchard Group of Funds for the year ended September 30, 1997, and to the references to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.


By: DELOITTE & TOUCHE LLP
    Deloitte & Touche LLP

Pittsburgh, Pennsylvania
November 21, 1997